Exhibit 99.1

Press Contacts:	Bill Price	Al Wasilewski
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For Immediate Release

Health Care Executive, Scholar and Vice Chancellor from UCLA, Dr. A. Eugene Washington, Appointed to Johnson & Johnson Board of Directors

New Brunswick, N.J. (Nov. 9, 2012) - Dr. A. Eugene Washington, M.D., M.Sc., who holds several prominent health care executive positions affiliated with the University of California, Los Angeles (UCLA), has been appointed to the Board of Directors of Johnson & Johnson (JNJ: NYSE), the world's most comprehensive and broadly based health care products company.
Dr. Washington serves as Vice Chancellor of Health Sciences and Dean of the David Geffen School of Medicine at UCLA, as well as Chief Executive Officer of the UCLA Health System. He is also a distinguished professor of Gynecology and Health Policy at UCLA. Over his career, he has been published extensively and built an international reputation as a clinical investigator and health policy scholar.
“Gene has dedicated his life to improving health care as a practitioner, researcher, teacher, administrator, and policy advisor. He brings our Board valuable leadership and insight into analyzing health care policy, assessing medical technologies, and sharing forward-looking perspectives on the role we can play in addressing the world's health care challenges,” said Bill Weldon, Chairman of Johnson & Johnson. “He is a welcome addition to the Board, and we look forward to working with him.”
Dr. Washington joined UCLA in 2010 and before that he had a long and distinguished career at the University of California San Francisco (UCSF), where he served as executive vice chancellor, provost and professor of gynecology, epidemiology and health policy. While at UCSF, he also co-founded and served as director of the university's Medical Effectiveness Research Center for Diverse Populations, and also co-founded and served as the first director of the UCSF-Stanford Evidence-based Practice Center.
Dr. Washington currently serves as Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute, a national research organization authorized by the 2010 Patient Protection and Affordable Care Act. He is also a member of the Board of Directors of the California Wellness Foundation.
A 1976 graduate of the UCSF School of Medicine, he completed graduate studies at both UC Berkeley and Harvard schools of public health and residency training at Stanford University.
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